Exhibit 99.1

PRESS RELEASE

SENORX REPORTS RECORD GROSS MARGIN IN FIRST QUARTER 2009 ON  REVENUE GROWTH OF 20.5 PERCENT

IRVINE, Calif., May 6 – SenoRx, Inc. (NASDAQ: SENO) today reported financial results for its first quarter ended March 31, 2009.  Revenue for the quarter increased 20.5 percent to $12.9 million, compared with $10.7 million in the first quarter a year ago.  Gross profit increased 36.6 percent to $9.1 million, or a record 70.3 percent of revenue, up from $6.6 million, or 62.1 percent of revenue, in the first quarter of 2008.

SenoRx reported a significantly reduced operating loss for the first quarter of $879,000, a decline of 60.6 percent compared with $2.2 million in the same period last year. The operating loss for the quarter included stock-based compensation expense of $675,000, compared with $554,000 in the first quarter of 2008.  Also included in the results for the first quarter were attorney and related costs incurred as a result of ongoing patent litigation with Hologic of $264,000 compared with $765,000 in the first quarter last year.

Interest expense for the first quarter increased to $57,000, compared to $24,000 a year ago.  Interest income decreased to $8,000 compared to $259,000 from the first quarter of 2008, due to lower average cash balances and lower interest rates.  Cash balances were lower during the quarter compared with a year ago due to continued usage of our cash to fund operations and patent litigation.

Net loss for the first quarter of 2009 was $928,000 or 5 cents per share, compared with $2.0 million or 12 cents per share in the same period last year.  Excluding patent litigation and non-cash charges for stock-based compensation,  net income was $10,000 for the quarter compared to a net loss of $675,000 for the same period last year.

Lloyd Malchow, SenoRx President and Chief Executive Officer, said “Despite the challenging global economic environment, our first quarter results continued to post  encouraging growth in both revenues and gross margin.  Therapuetic disposable revenues continued its strong growth trend, increasing to $2.9 million compared with $617,000 in the first quarter a year ago, when we began the full commercial launch of our Contura MLB, and increased 35.3 percent sequentially over the fourth quarter of 2008.  Revenue from biopsy disposables increased 13.5 percent to $5.5 million, as the installed base of EnCor systems continued to grow to 814 from 594 in the first quarter a year ago and from 776 at the end of 2008.  As we expected, biopsy capital equipment revenues softened, posting a 35.1 percent decrease to $825,000 from $1.3 million in the first quarter last year, largely reflecting global credit and currency issues that are impacting capital purchases  both in the U.S. and around the world.”

Malchow continued, “While revenues in total were impacted by global economic issues, this was offset by strong growth in our product gross margin which was ahead of our expectations.  Gross margin in the first quarter was a record 70.3 percent, compared with 62.1 percent in the first quarter last year, and 69.1 percent in the fourth quarter of 2008. The increase primarily reflects improvement in the sales mix due to a growing contribution from higher-margined Contura MLB sales, along with increasing operating leverage on our manufacturing overhead, stemming from increased sales volume and inventory unit production.”

SenoRx finished the quarter in a solid financial position with cash and cash equivalents  of $15.0 million and minimal debt.  SenoRx continues to maintain a credit facility that allows it to borrow up to $10.0 million tied to growth in receivables and inventories, of which $7.6 million was available for advance as of March 31, 2009.  Cash flow during the quarter, including litigation expense, was essentially netural, and the company did not draw upon this line of credit.

2009 Outlook

If economic conditions continue to impact capital equipment revenues, SenoRx expects it could be more challenging to achieve the top of its projected revenue range.  However, the company believes that modestly lower revenues could be offset by encouraging trends in expected gross margin, resulting in no material change in gross profit.  As a result, SenoRx is making no change at this time to its estimate that revenues for 2009 will be in a range of $56 to $59 million, with product gross margin expected to be at least 68 percent.  SenoRx continues to believe it will be cash flow positive for the year, excluding patent litigation expenses.

In addition, SenoRx continues to estimate that deferred compensation and equity-based compensation expense will range between $2.4 million and $2.8 million for 2009.  These ranges could be materially impacted based upon the number of options granted and fluctuation in the market price of the company’s common stock.

With regard to the Hologic matter, a ruling was issued on February 18, 2009 relating  to the Markman claims construction hearing.   We are waiting for a response from the Court to a joint stipulation, which was filed by both parties on April 14, 2009, requesting the Court allow summary judgment briefing and argument as to certain validity and infringement issues.  While it remains difficult to forecast patent litigation expense for the full year, SenoRx estimates that patent litigation costs in the second quarter of 2009 will range between $450,000 and $600,000.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, May 7, 2009.  The conference call can be accessed by calling 877-857-16144 (719-325-4804 for international callers) or via the company’s website. www.senorx.com/events.cfm.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net income/loss information that excludes the impact of expenses for stock-based compensation and patent litigation expenses. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges  to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 1,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and opportunities, the growing markets for SenoRx’s products, the ability to continue to innovate and execute, general macro economic conditions, SenoRx’s guidance for 2009, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx's actual results to differ materially from the statements contained herein. SenoRx's first quarter ended March 31, 2009 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx's business and its financial results are detailed in its most recent annual report on Form 10K as filed with the Securities and Exchange Commission on March 16, 2009.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949.362.4800 ext.132

SENORX, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$15,039,864	$15,323,143
Accounts receivable, net of allowance for doubtful accounts of $222,884 and $225,793, respectively	8,340,438	8,179,099
Inventory	9,413,248	9,433,184
Prepaid expenses and deposits	550,065	386,594
Total current assets	33,343,615	33,322,020
Property and equipment, net	1,520,784	1,554,201
Other assets, net of accumulated amortization of $269,844, and $259,469, respectively	563,343	540,344
TOTAL	$35,427,742	$35,416,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,939,111	$2,039,280
Accrued expenses, including accrued employee compensation of $1,215,237 and $1,598,338, respectively	2,827,960	2,498,911
Deferred revenue	602,265	557,065
Current portion of long-term debt	505,188	390,246
Total current liabilities	5,874,524	5,485,502
Long-term debt—less current portion	1,504,741	1,632,410
Total liabilities	7,379,265	7,119,912
Stockholders’ Equity:
Common stock, $0.001 par value—100,000,000 shares authorized; 17,322,022 (2009) and 17,327,191 (2008) issued and outstanding	17,332	17,327
Additional paid-in capital	113,135,115	112,456,924
Accumulated deficit	(85,103,970)	(84,175,598)
Total stockholders’ equity	28,048,477	28,298,653
TOTAL	$35,427,742	$35,416,565

SENORX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenues	$12,876,712	$10,682,775
Cost of goods sold	3,818,809	4,053,450
Gross profit	9,057,903	6,629,325
Operating expenses:
Selling and marketing	6,261,447	5,089,562
Research and development	1,879,622	1,561,904
General and administrative	1,795,808	2,207,393
Total operating expenses	9,936,877	8,858,859
Loss from operations	(878,974)	(2,229,534)
Interest expense	57,446	24,186
Interest Income	(8,048)	(259,183)
Loss before provision for income taxes	(928,372)	(1,994,537)
Provision for income taxes	—	—
Net loss	$(928,372)	$(1,994,537)
Net loss per share	$(0.05)	$(0.12)
Weighted average shares outstanding-basic and diluted	17,329,469	17,194,404

REVENUE BY PRODUCT CLASS
(Unaudited)

	Three Months Ended March 31
	2009	2008
Biopsy disposable products	$5,529,211	$4,871,593
Biopsy capital equipment products	825,423	1,271,586
Diagnostic adjunct products	3,628,445	3,922,964
Therapeutic disposable products	2,893,633	616,632
Total	$12,876,712	$10,682,775

ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited)

	Three Months Ended March 31
	2009	2008
Net loss	$(928,372)	$(1,994,537)
Stock-based compensation	674,792	554,481
Patent litigation expenses	263,742	765,249
Adjusted net income (loss)	$10,162	$(674,807)